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                                                             Exhibit 99.d(iv)(C)



                      SUPPLEMENTAL TERMS AND CONDITIONS TO
                 THE AMERICAN AADVANTAGE FUNDS - PLATINUM CLASS
                        ADMINISTRATIVE SERVICES AGREEMENT


        The following terms and conditions hereby are incorporated into the American AAdvantage Funds - Platinum Class Administrative Services Agreement ("Agreement") dated November 1, 1995. To the extent that there is any conflict between the terms and conditions of the Agreement and these Supplemental Terms and Conditions ("Supplement"), this Supplement shall govern.

        1. Paragraph 1 of the Agreement is hereby amended to read, in its entirety, as follows:

        "1. A Fund is authorized to pay to AMR Investment Services, Inc. ("AMR"), or to such other entities as approved by the Board, as compensation for administrative services provided by such entities to Platinum Class shareholders, an aggregate fee at the rate of up to 0.55% on an annualized basis of the average daily net assets of the Platinum Class of each such Fund which has approved this Plan in accordance with the conditions of approval set forth herein. Such fee shall be calculated and accrued daily and paid quarterly or at such other intervals as the Board shall determine."

                                        AMERICAN AADVANTAGE FUNDS


                                        By:
                                           ------------------------------------
                                           William F. Quinn
                                           President